Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Donna Lee
636-728-3189

THERMADYNE HOLDINGS CORPORATION
ANNOUNCES FILING OF ITS SECOND QUARTER
RESULTS ON FORM 10-Q

ST. LOUIS, MO, November 8, 2006 — Thermadyne Holdings Corporation (THMD.PK) announced today that it has filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

The Company’s unaudited net income and per share information for the three- and six-month periods ended June 30, 2006, as reported on Form 10-Q, vary from the Company’s preliminary and unreviewed results for those periods, as communicated in a press release dated August 31, 2006, due to a reduction in the income tax provision.  This reduced the net loss from $5.8 million to $5.3 million for the three months ended June 30, 2006 and from $7.2 million to $6.7 million for the six-month period.  The related loss per share amount was also reduced from $0.44 to $0.40 and from $0.54 to $.50 for the three- and six-month periods, respectively.

The Company’s filing of Form 10-Q was delayed as a result of the recently completed restatements of prior-period results and to allow for its new independent registered public accounting firm, KPMG, LLP, to conduct its review of the Company’s interim financial statements.

About Thermadyne

Thermadyne, headquartered in St. Louis, Missouri, is a leading global marketer of cutting and welding products and accessories under a variety of brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, and Cigweld®.  Its common shares trade on the pink sheets under the symbol THMD.PK. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current expectations and involve a number of risks and uncertainties.  Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results.  These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.